           News Release

FOR IMMEDIATE RELEASE

DATE:	January 21, 2010

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Announces Intention to Restate Prior Reporting Periods

Mount Laurel, NJ, January 21, 2010 -- Sterling Banks, Inc. (NASDAQ: STBK), the bank holding company of Sterling Bank (the “Company”), today announced that the Company intends to restate its earnings for the quarterly and year to date periods ended June 30, 2009 and September 30, 2009.

Following the findings of a recent regulatory examination of the Company’s wholly owned subsidiary, Sterling Bank (the “Bank”), the Company intends to amend its call report for the quarter ended June 30, 2009, and to make certain adjustments required in connection with the completion of the examination of the Bank by the Federal Reserve Bank of Philadelphia (the “FRB”) for which the report was recently provided to the Company.  As a result of such amendments, the Board of Directors of the Company determined on January 14, 2010, that the Company’s consolidated financial statements as of and for the three and six months ended June 30, 2009, and the three and nine months ended September 30, 2009, should no longer be relied upon, and also determined to amend the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2009 (as originally filed on August 19, 2009) (the “Second Quarter Filing”) and the period ended September 30, 2009 (as originally filed on November 25, 2009) (the “Third Quarter Filing”), and to restate such consolidated financial statements.  The Company’s Board of Directors has discussed these matters with its independent registered public accounting firm.

The FRB examination commenced on July 27, 2009, and concluded with the issuance of a formal written report dated November 30, 2009, using financial data as of June 30, 2009.  This regulatory examination was on-going at the time the Second Quarter Filing was filed with the SEC, and these issues were raised and disclosed in the Third Quarter Filing with the SEC.  At the conclusion of the on-site work by the FRB examiners and prior to the Third Quarter Filing, the FRB examination personnel orally advised the Company and its independent auditors that, based on trends in asset quality, credit losses and other metrics, in comparison to various national and custom peer groups with comparable characteristics, the Banks’ allowance for loan losses should be increased by $5 million as of June 30, 2009.  Subsequent to the Third Quarter Filing, the Company received confirmation through receipt of a written examination report.  In the intervening period, the Company had on-going discussions with the FRB to further clarify the facts and formulate an appropriate response to the report.

The Company notes that as of the date of this press release that management, with the assistance of outside advisors, is continuing its analysis with respect to any other potential additional adjustments that may be necessary or appropriate and intends to file the amended reports as soon as is reasonably practicable.

As previously reported in our Form 10Q and Press Release for the period ended September 30, 2009 and filed November 25, 2009, management has been in discussions with the FRB to determine an appropriate level of the Allowance for Loan and Lease Losses. This matter has now been resolved and upon our amended filing of the Form 10Q for June 30, 2009 and September 30, 2009 the Company will be in compliance with NASDAQ listing rules.

Robert H. King, President and CEO of Sterling Banks, Inc., noted: “The challenges of the extended period of economic weakness are significant.  Our highest priority is to ensure that loan reserves are at appropriate levels. Sterling Bank is prepared to move forward through this difficult economic phase.”

Sterling Banks, Inc. is a bank holding company which commenced operations in March 2007, and is headquartered in Mount Laurel Township, Burlington County.  Sterling Bank is a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area.  Sterling Bank's main office is located in Mount Laurel, New Jersey, and its nine other Community Banking Centers are located in Burlington and Camden Counties in New Jersey.  The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation.  Sterling Bank is a member of the Federal Reserve System.  The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK”.  For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions.  Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.”  These statements are subject to change based on various important factors (some of which are beyond the Company’s control).  Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given).  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company to manage the risk in its loan and investment portfolios, the ability of the Company to reduce noninterest expenses and increase net interest income, results of possible collateral collections and subsequent sales, and results of regulatory examinations, among other factors. Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive.  Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.